                                    EXHIBIT 2






                        SECURITIES ACQUISITION AGREEMENT


                                  BY AND AMONG


                                 THE MEMBERS OF
         BRANDS FOR LESS, L.L.C., a Delaware Limited Liability Company,


                            BRANDS FOR LESS, L.L.C.,


              GROWTH CAPITAL PARTNERS, INC., a Delaware Corporation


                BFL Acquisition Co., Inc., a Delaware Corporation


                                       AND


             ENHANCED SERVICES COMPANY, INC., a Colorado Corporation



NOTE: Confidential Treatment is being requested on certain financial, economic and industry provisions of this Exhibit. Therefore, portions of this Exhibit have been redacted, as indicated by asterisks.

                        SECURITIES ACQUISITION AGREEMENT

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
PREAMBLE.....................................................................................1

ARTICLE I      DEFINITIONS...................................................................1

ARTICLE II     PURCHASE OF BFL INTERESTS.....................................................4

        2.01   Purchase of BFL Interests.....................................................4
        2.02   Purchase Consideration for the BFL Interests..................................4
        2.03   Closings......................................................................4
        2.04   Issuance of the Warrants.....................................................10
        2.05   Adjustment to the Purchase Note(s)...........................................10

ARTICLE III    REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLING MEMBERS...........11

        3.01   Organization.................................................................11
        3.02   Power and Authority..........................................................11
        3.03   No Conflict..................................................................11
        3.04   Ownership of Shares..........................................................11
        3.05   Private Placement............................................................12
        3.06   Investment Representation....................................................12
        3.07   Receipt of Information.......................................................12
        3.08   Sophisticated Investor.......................................................12
        3.09   Legends......................................................................13
        3.10   BFL Operating Agreement; Waivers; Manager; Distribution......................14
        3.11   Designation of Escrow Agent and Agent; Indemnification by SELLING
               MEMBERS and Gunn.............................................................14
        3.12   Disclosure...................................................................15

ARTICLE IV     REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BFL...........................15

        4.01   Capital Structure............................................................15
        4.02   Officers.....................................................................16
        4.03   Financial Statements.........................................................16
        4.04   Absence of Certain Changes...................................................16
        4.05   Accounts Receivable; Accounts Payable; Loans and Other Liabilities...........16
        4.06   No Litigation................................................................17
        4.07   Cash Flow Projections........................................................17

                                                                                          Page
                                                                                          ----
        4.08   Intangible Assets............................................................17
        4.09   Material Contracts; Clients..................................................17
        4.10   Employment Benefit Plans.....................................................17
        4.11   Tax Returns..................................................................17
        4.12   Properties...................................................................18
        4.13   Employment Agreements........................................................18
        4.14   BFL Operating Agreement; Waivers.............................................18
        4.15   Disclosure...................................................................18

ARTICLE V      REPRESENTATIONS, WARRANTIES AND COVENANTS OF ENHANCED AND BFLAC..............18

        5.01   Organization.................................................................18
        5.02   Corporate Power and Authority................................................19
        5.03   No Conflict..................................................................19
        5.04   Capital Structure............................................................19
        5.05   Private Placement............................................................21
        5.06   Investment Representation....................................................21
        5.07   Receipt of Information.......................................................21
        5.08   Sophisticated Investor.......................................................22
        5.09   Securities and Exchange Commission Filings...................................22
        5.10   George P. Russell............................................................22
        5.11   No Further Representations and Warranties....................................22
        5.12   Disclosure...................................................................22

ARTICLE VI     COVENANTS OF BFL AND ENHANCED................................................22

        6.01   Management of BFL Until the Final Closing....................................22
        6.02   Management of BFL After the Final Closing....................................23
        Listing of Enhanced Stock...........................................................25

ARTICLE VII    BROKERAGE AND SIMILAR FEES...................................................25

        7.01   Fee Agreements...............................................................25
        7.02   No Other Fee Agreements......................................................26

ARTICLE VIII   CONFIDENTIALITY..............................................................26

        8.01   Confidentiality..............................................................26
        8.02   Remedies.....................................................................27

ARTICLE IX     MISCELLANEOUS PROVISIONS.....................................................27

        9.01   Amendment and Waiver.........................................................27
        9.02   Severability.................................................................27
        9.03   Expenses.....................................................................27
        9.04   Press Releases...............................................................27

                                                                                          Page
                                                                                          ----
        9.05   Notices......................................................................27
        9.06   Entire Agreement.............................................................29
        9.07   Assignment...................................................................29
        9.08   Third Parties................................................................29
        9.09   Section and Other Headings...................................................29
        9.10   Counterparts; Facsimile Signatures...........................................29
        9.11   Governing Law................................................................29
        9.12   Further Assurances...........................................................29
        9.13   Survival of Representations and Warranties...................................29
        9.14   Pronouns.....................................................................30


EXHIBITS
        Exhibit 2.01           BFL Interests Outstanding on November 25, 1998
        Exhibit 202(b)         Form of Purchase Note
        Exhibit 202(d)         Form of Warrant
        Exhibit 2.03(g)(i)     Funding Commitment Letter
        Exhibit 3.10           BFL LLC Operating Agreement
        Exhibit 4.02           Officers of BFL LLC
        Exhibit 4.13           Employment Agreements of BFL LLC
        Exhibit 4.04           Changes with respect to property, Assets, etc.
        Exhibit 4.05           A/R, Accounts Payable, Loans, & Other Liabilities
        Exhibit 4.06           Litigation
        Exhibit 4.07           Cash Flow Projections and Assumptions
        Exhibit 4.08           Intangible Assets
        Exhibit 4.09           Material Contracts
        Exhibit 4.10           Employee Benefit Plan
        Exhibit 4.11           Tax Returns (Exceptions)
        Exhibit 4.12           Real and Personal Property
        Exhibit 5.04           Other Equity Commitments

                        SECURITIES ACQUISITION AGREEMENT

                                    PREAMBLE


        This SECURITIES ACQUISITION AGREEMENT ("Agreement") dated December 3, 1998, but with certain deliveries to be made effective as of December 3, 1998, is made by and among Enhanced Services Company, Inc., a Colorado corporation ("ENHANCED") with offices at 3415 South Sepulveda Blvd., Suite 500, Los Angeles, CA 90034; BFL Acquisition Co., Inc. a Delaware Corporation ("BFLAC") with offices at the same address as ENHANCED; Growth Capital Partners, Inc. ("GCP"), with its offices at 520 Madison Avenue, New York, NY 10022; Philip D. Gunn, an individual with an address c/o Growth Capital Partners, Inc., 520 Madison Ave., New York, NY 10022, who is to serve as agent for the SELLING MEMBERS ("Gunn" or the "Agent"), Brands For Less, L.L.C., a Delaware Limited Liability Company ("BFL") with its principal office at 40 North Main Street, South Norwalk, CT 06854; and the members (the "SELLING MEMBERS") of BFL who have executed the SELLING MEMBERS signature page of this Agreement.

        WHEREAS, the SELLING MEMBERS desire to sell to BFLAC and BFLAC desires to purchase all of the issued and outstanding BFL Interests held by parties other than Netvest Capital Partners, LP ("Netvest") or ENHANCED; and

        WHEREAS, if the Escrow Agent is holding at least ninety percent (90%) of the BFL Interests, ENHANCED and BFLAC are prepared to proceed with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

        For purposes hereof, the following terms shall be used and defined as follows:

        "Agent" means Philip D. Gunn, as set forth in the Preamble to this Agreement.

        "BFL" means Brand For Less, L.L.C. as defined in the Preamble to this Agreement.

        "BFL Assets" means the assets that are subject to the Security
Agreement.

        "BFL Current Interests" means the 66,667 BFL Interests issued to Netvest in consideration for the $200,000 in advances provided to BFL prior to the date hereof.

        "BFL Interests" means the membership interests held by all of the members of BFL, whether at the First Closing, or any subsequent Closings and, for the purposes of reference, includes the BFL Current Interests acquired by Netvest, the BFL Interests acquired by BFLAC at the First Closing, Second Closing or Third Closing. The BFL Interests outstanding on the date hereof are as set forth on Exhibit 2.01 attached hereto.

        "BFL Operating Agreement" means the BFL Limited Liability Company Agreement dated as of November 1, 1997, as amended.

        "BFLAC" means BFL Acquisition Co., Inc., a newly formed Delaware corporation wholly owned by ENHANCED and organized to acquire the BFL Interests and to enter into this Agreement and the transactions contemplated hereby.

        "Closings", "First Closing", "Second Closing", "Third Closing", and "Final Closing" have the meanings set out in Section 2.03. of this Agreement and shall occur on the dates set forth in Article II of the Subscription Agreement.

        "Distributions" means any dividends, return of capital or other amounts distributed to Members in respect of their BFL Interests.

        "ENHANCED" is the parent of the acquiring entity, BFLAC as defined in the Preamble to this Agreement, and is the obligor with respect to the Warrant, Warrant Substitution Agreement, Purchase Note and obligations to issue securities under certain other Transaction Documents.

        "Enhanced Stock" means the common stock of ENHANCED or any successor entity whether currently outstanding, issuable on exercise of the Warrants, or otherwise.

        "Escrow Agent" means the law firm of Haythe & Curley, designated as Escrow Agent under the Escrow Agreement of even date herewith.

        "First Certificate", "Second Certificate", and "Third Certificate" shall have the meanings set out in the Subscription Agreement.

        "GCP" means Growth Capital Partners, Inc., as defined in the Preamble to this Agreement, which entity is the current Manager of BFL.

        "Gunn" means Philip D. Gunn, as set forth in the Preamble to this Agreement.

        "Interest Pledge Agreement" means that Interest Pledge Agreement between the Agent, ENHANCED and BFLAC of even date herewith.

        "McKinley" means McKinley Capital Partners, Limited.

        "Members" means the owners of the BFL Interests as set out on Exhibit 2.01.

        "Monthly Funding" is used as defined in Section 6.02(c).

        "Netvest" means Netvest Capital Partners, LP, as defined in the Preamble to this Agreement.

        "Purchase Consideration" has the meaning set out in Section 2.02.

        "Purchase Note" and "Purchase Notes" means the non-negotiable secured promissory note or series of notes in the aggregate principal amount of Twenty Five Million Dollars ($25,000,000), to be delivered to the SELLING MEMBERS as part of the Purchase Consideration, and to be collectively secured, until maturity, by the BFL Interests and the BFL Assets.

        "Security Agreement" means that Security Agreement by and between BFL and the Agent of even date herewith.

        "SELLING MEMBERS" means the Members of BFL who agree to sell and transfer their BFL Interests to BFLAC and who have executed, or authorized the execution of the SELLING MEMBERS Signature Page to this Agreement at or prior to the Final Closing; provided, however, that such term shall in no event include BFLAC, ENHANCED or Netvest.

        "Subscription Agreement" means that Securities Subscription Agreement between BFLAC and BFL of even date herewith.

        "Transaction Documents" means collectively the Acquisition Agreement, the Purchase Note, the Security Agreement, the Interest Pledge Agreement, UCC-1 Financing Statements, the Warrant Substitution Agreement and the Warrants.

        "Warrant" or "Warrants" means the Warrant or Warrants to acquire three million, two hundred thousand (3,200,000) shares of Enhanced Stock to be issued by ENHANCED effective at the Final Closing, allocated pro rata to the Members according to the BFL Interests and adjusted with respect to Members who are not SELLING MEMBERS at or before the Final Closing, the form of which is to be delivered at the First Closing to the Escrow Agent and thereafter delivered at the Final Closing or on the Termination Date, to the Agent or to ENHANCED, as specified by the Escrow Agreement.

        "Warrant Substitution Agreement" means the letter agreement dated as of December 3, 1998 and entered into to by ENHANCED and by Agent on behalf of the SELLING MEMBERS, in order to assure compliance with certain NASDAQ Stock Market Rules with respect to the issuance of securities, in which agreement ENHANCED undertakes to obtain the necessary stockholder approvals to deliver an additional one million, eight hundred thousand (1,800,000) Warrants by December 31, 1999, in the same tenor as the Warrant delivered hereunder or, if such stockholder approval is not obtained, to deliver by December 31, 1999, *.

                                   ARTICLE II
                            PURCHASE OF BFL INTERESTS

        2.01 Purchase of BFL Interests. In reliance on the representations and warranties set forth herein, the SELLING MEMBERS hereby agree to sell to BFLAC, and BFLAC hereby agrees to purchase from the SELLING MEMBERS, all of the BFL Interests owned by the SELLING MEMBERS. Exhibit 2.01 hereto includes the names and addresses of the Members that hold all of the BFL Interests that are issued and outstanding as of the date hereof or which BFL is obligated to issue on the date hereof, along with the number of BFL Interests held by them.

        2.02 Purchase Consideration for the BFL Interests. ENHANCED shall pay the full Purchase Consideration for the issued and outstanding BFL Interests owned by the Members other than BFLAC or Netvest. The Purchase Consideration shall consist of the following:

        (a) A cash payment in the amount of One Million, Five Hundred Thousand Dollars ($1,500,000) payable to the Agent for the SELLING MEMBERS at the First Closing;

        (b) The Purchase Note, in the form of Exhibit 2.02(b), in the amount of Twenty Five Million Dollars ($25,000,000), which amount is subject to adjustment pursuant to Section 2.05;

        (c) A cash payment in the amount of Four Million, Seven Hundred and Fifty Thousand Dollars ($4,750,000) payable to Gunn as Agent for the SELLING MEMBERS at the Final Closing;

        (d) The Warrants, in the form of Exhibit 2.02(d), to acquire up to three million, two hundred thousand (3,200,000) shares of Enhanced Stock; and

        (e) The obligations contained in the Warrant Substitution Agreement to issue Warrants to acquire one million, eight hundred thousand (1,800,000) additional shares of ENHANCED Stock or to deliver up to Five Million Dollars ($5,000,000) in additional cash on or before December 31, 1999.

To the extent that less than all of the issued and outstanding BFL Interests owned by Members other than Netvest or BFLAC are tendered for sale to BFLAC, the Purchase Consideration shall be reduced on a pro rata basis.

        2.03 Closings. The closings ("Closings") of the transactions contemplated hereby and by the Escrow Agreement shall take place at the offices of Haythe & Curley located at 237 Park Avenue, New York, NY 10017-3142 at 9:00 am EST on the dates specified below in this Section 2.03 or in Article II of the Subscription Agreement.

        (a) At or prior to the date hereof (the "First Closing"), BFL and the SELLING MEMBERS shall deliver the following to the Escrow Agent in accordance with the Escrow Agreement:

                (i) Certificates for BFL Interests representing at least ninety percent (90%) of the outstanding BFL Interests held by the SELLING MEMBERS (as set out in Exhibit 2.01 hereof), free of all claims, liens and encumbrances whatsoever;

                (ii)    The First, Second and Third Certificates totaling *
                        BFL Interests, as set forth in Article II of the Subscription Agreement, registered in the name of BFLAC;

                (iii)   Certificates representing the BFL Current Interests; and

                (iv)    The form of legal opinion of Haythe & Curley.

        (b) At or prior to the First Closing, ENHANCED or BFLAC, as the case may be, shall deliver the following to the Escrow Agent to be held and/or disbursed in accordance with the Escrow Agreement:

                (i)     The executed Purchase Note;

                (ii)    The Form of Warrants;

                (iii)   The executed Warrant Substitution Agreement;

                (iv)    The executed but undated Interest Pledge Agreement;

                (v)     The executed but undated Security Agreement;

                (vi)    The executed Employment Agreement for George P. Russell;

                (vii) Such other documents, consents, instruments and certificates, including the form of legal opinion of Brand Farrar & Buxbaum LLP, as the parties may reasonably request; and

                (viii) Signature pages for the BFL Operating Agreement signed by Netvest and BFLAC to evidence their status as Members.

        (c) At the First Closing, ENHANCED, Netvest, BFL, the Escrow Agent, the Agent on behalf of the SELLING MEMBERS, BFLAC and GCP shall each take the actions and make the deliveries specified in accordance with the Escrow Agreement.

        (d) At the Second Closing, the following actions shall be taken in accordance with the Escrow Agreement:

                (i) ENHANCED or BFLAC shall confirm in writing to the Escrow Agent that it is prepared * in immediately available federal funds to BFL;

                (ii) ENHANCED, BFLAC and BFL shall have executed and delivered updated Certificates of Representations and Warranties to the other parties, it being understood that representations made as of a specified date shall continue to be made as of such date; and

                (iii) If the items listed in Section 2.03(d)(i) and (ii) shall have been delivered, the Second Closing shall occur * the Escrow Agent shall deliver to BFLAC the Second Certificate.

        (e) At the Third Closing, the following actions shall be taken in accordance with the Escrow Agreement:

                (i) ENHANCED or BFLAC shall confirm in writing to the Escrow Agent that it is prepared * immediately available federal funds to BFL;

                (ii) ENHANCED, BFLAC and BFL shall have executed and delivered updated Certificates of Representations and Warranties to the other parties, it being understood that representations made as of a specified date shall continue to be made as of such date; and

                (iii) If the items listed in Section 2.03(e)(i) and (ii) shall have been delivered, the Third Closing shall occur * and the Escrow Agent shall deliver to BFLAC the Third Certificate.

        (f) If the Second or Third Closings shall not have occurred on or before *:

                (i)     *

                (ii)    *

                (iii)   *

                (iv)    *

                (v)     *

                (vi)    *

        (g) Subject to any extensions of the Final Closing under Section 2.03(j) below, at or prior to February 1, 1999 * actions shall be taken in accordance with the Escrow Agreement:

                (i)     ENHANCED shall deliver the *;

                (ii) ENHANCED and BFLAC shall have confirmed in writing * they are prepared to deliver or have delivered to Gunn, as agent for the SELLING MEMBERS, *;

                (iii) ENHANCED shall have delivered to Gunn written confirmation *;

                (iv) ENHANCED, BFLAC, BFL and the SELLING MEMBERS shall have delivered and executed updated Certificates of Representations and Warranties to the other parties;

                (v) Haythe & Curley and Brand Farrar & Buxbaum LLP shall have delivered their legal opinions to the Escrow Agent; and

                (vi) Gunn shall have received a legal opinion of counsel reasonably satisfactory to Gunn as to the Security Agreement in similar form and substance to the opinion provided by Brand Farrar & Buxbaum LLP as provided for herein.

        (h) If the parties have each delivered the items set out in Section 2.03(g) above, the Final Closing shall occur and the following, as set out in more detail in the Escrow Agreement, shall be delivered;

                (i)     *

                (ii)    *

                (iii)   *

                (iv)    *

                (v)     *

                (vi)    *

                (vii)   *

                (viii)  *

        (i) If * shall not have occurred on or before February 1, 1999 (or such later date to which the Final Closing may be extended in accordance with this Agreement), then the following actions shall be taken by the Escrow Agent on the business day after such date:

                (i)     *

                (ii)    *

                (iii)   *

                (iv)    *

                (v)     *

                (vi)    *

                (vii)   *

        (j) ENHANCED may, in its sole discretion, extend *.

        (k) *.

        (l) *.

        (m) In the event that less than one hundred percent (100%) of the BFL Interests held by the SELLING MEMBERS are delivered at the Final Closing, the Purchase Consideration will be reduced, it being understood that BFL has represented that it will deliver one hundred percent (100%) of the BFL Interests and that ENHANCED and BFLAC have the option to adjust the

Purchase Consideration if less than one hundred percent (100%) of the BFL Interests are delivered and, in any event, BFLAC and ENHANCED shall have a right to eliminate the remaining BFL Interests by a merger or other transaction as approved prior to the Final Closing by Members representing at least ninety percent (90%) of the BFL Interests.

        2.04 Issuance of the Warrants.

        (a) As of the date of this Agreement, ENHANCED does not have sufficient authorized but unissued shares to issue the minimum number of shares of Enhanced Stock if all of the Warrants were to be exercised. The parties hereto acknowledge that ENHANCED is seeking approval at its Annual Stockholder's Meeting, which is expected to be held in December 1998, of a proposal to increase its authorized share capital. If the proposal is approved, then ENHANCED will have available, and will reserve, sufficient unissued shares of Enhanced Stock to issue the Enhanced Stock on the exercise of the Warrants. *.

        (b) The Warrant Substitution Agreement is being delivered to Gunn, as agent for the SELLING MEMBERS, at the Final Closing, and in accordance with its terms ENHANCED will obtain the necessary stockholder approvals to issue to the Agent by December 31, 1999 Warrants to acquire one million, eight hundred thousand (1,800,000) shares of Enhanced Stock, or, if such stockholder approval is not obtained or if ENHANCED so elects, Five Million Dollars ($5,000,000) in cash.

        2.05 Adjustment to the Purchase Note(s). In addition to the adjustment under Section 2.03(m), the amount of the Purchase Note shall be reduced (pro rata in the case of multiple Purchase Notes) by (i) the amount of any sales, use or other taxes imposed on BFL solely as a result of the sale of the BFL Interests by the SELLING MEMBERS; (ii) by the amount of Distributions made by BFL to the SELLING MEMBERS after the First Closing which are not paid over to ENHANCED by the SELLING MEMBERS in accordance with the provisions of Section 3.10(iii) below; (iii) by the amount that the accounts payable, loans and other liabilities of BFL at December 3, 1998 exceed the amount reflected on Exhibit 4.05; (iv) by the amount that the accounts receivable of BFL at December 3, 1998 are less than the amounts reflected on Exhibit 4.05, and (v) pro rata to the extent that one hundred percent (100%) of the BFL Interests are not delivered by BFL to BFLAC.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       WITH RESPECT TO THE SELLING MEMBERS

        Each SELLING MEMBER, including Gunn, individually, and as a SELLING MEMBER of BFL hereby represents and warrants to ENHANCED, with respect to itself and its BFL Interests, as follows:

        3.01 Organization. To the extent that a SELLING MEMBER is a corporation, a limited liability corporation or a partnership, it is duly organized, validly existing and in good standing under the laws of the State in which it is organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business in the manner now being conducted and is duly qualified or licensed to do business as a foreign corporation or partnership, in good standing in any jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except such jurisdictions in which its failure to be so qualified or licensed will have no material adverse effect on its business or properties.

        3.02 Power and Authority. Each SELLING MEMBER has the full power and authority to execute and deliver this Agreement, to transfer its respective BFL Interests to BFLAC and to perform its other obligations under this Agreement. To the extent that a SELLING MEMBER is a corporation or partnership, the execution, delivery and performance of this Agreement by such SELLING MEMBER has been authorized by all necessary corporate or partnership actions required by law, its Certificate of Incorporation or Partnership Agreement, or otherwise required to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of the SELLING MEMBER, enforceable in accordance with its terms, except to the extent such enforceability may be subject to limitations of public policy under federal and state securities laws.

        3.03 No Conflict. Neither the execution and delivery of this Agreement nor the consummation by a SELLING MEMBER of the transactions contemplated hereby will, to the extent applicable, (a) conflict with or result in a breach of any provision of its Certificate of Incorporation, Bylaws or Partnership Agreement,
(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of or any other material note, bond, mortgage, indenture, franchise, license, permit or agreement or other instrument or obligation to which the SELLING MEMBER is a party or by which the SELLING MEMBER is bound or to which any of the assets of the SELLING MEMBER is subject, (c) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule applicable to the SELLING MEMBER, or (d) result in or require the creation of any material lien with respect to any assets of the SELLING MEMBER.

        3.04 Ownership of Shares. The SELLING MEMBER owns beneficially and of record, free and clear of any claims, liens or encumbrances, the BFL Interests set out in Exhibit 2.01.

        3.05 Private Placement. The SELLING MEMBERS acknowledge that the Warrants and the shares of Enhanced Stock to be issued upon an exercise of the Warrants have not been registered under the United States Securities Act of 1933 (the "1933 Act") or registered or qualified under any state securities laws on the grounds that such Warrants and shares of Enhanced Stock are being issued in a transaction exempt from the registration requirements of the 1933 Act and the registration or qualification requirements of applicable state securities laws, and that the Warrants and shares of Enhanced Stock must be held indefinitely unless such Warrants and shares of Enhanced Stock are subsequently registered under the 1933 Act and qualified or registered under applicable state securities laws or an exemption from registration and qualification is available, and that, except as otherwise provided in this Agreement, the Warrants and the shares of Enhanced Stock cannot be transferred. ENHANCED has agreed to provide certain registration rights to the holders of the Warrants, as set out in the Warrants.

        3.06 Investment Representation. The SELLING MEMBERS are acquiring the Warrants and shares of Enhanced Stock issuable upon exercise thereof, and the Purchase Note, as principal for their own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same.

        3.07 Receipt of Information. The SELLING MEMBERS and their representatives have received and reviewed this Agreement all Exhibits hereto and all other documents and materials ENHANCED has provided to Gunn, as the Agent of the SELLING MEMBERS, in connection with the transactions contemplated by this Agreement. The SELLING MEMBERS and their representatives have had an opportunity to review all documents and other materials requested of ENHANCED and have been given an opportunity to ask such questions of ENHANCED concerning the business, operations, financial condition, assets and liabilities of ENHANCED and such other relevant matters as they have deemed necessary or desirable and have been given all such information as they have requested, in order to make an independent evaluation of the merits and risks of the acceptance of the Purchase Note and the investment in the ENHANCED Warrants as contemplated herein.

        3.08 Sophisticated Investor. With respect to their rights under the Warrant, the Warrant Substitution Agreement and the Purchase Note, each SELLING MEMBER hereby represents and warrants that he, she or it is an "Accredited Investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended, because such SELLING MEMBER is so qualified pursuant to one or more of Section 3.08(a) through (e) and pursuant to Section 3.08(f) the following categories:

        (a) The SELLING MEMBER is a natural person and has a net worth, either alone or with his or her spouse, in excess of One Million Dollars ($1,000,000).

        (b) The SELLING MEMBER is a natural person and had individual income in excess of Two Hundred Thousand Dollars ($200,000) (or joint income in excess of Three Hundred Thousand Dollars ($300,000) including income of a spouse) during each of the previous two (2) calendar years and expects to have individual income in excess of such amount during the current calendar year.

        (c) The SELLING MEMBER is an authorized signatory for a partnership, trust, corporation or other entity with a net worth of more than Five Million Dollars ($5,000,000), or of which all the equity owners are Accredited Investors.

        (d) The transaction is being undertaken by the SELLING MEMBER through an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") that either (i) has its investment decisions made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is a bank, savings and loan association, insurance company or a registered investment advisor, (ii) has total assets in excess of Five Million Dollars ($5,000,000) or
(iii) if a self-directed plan, with its investment decisions made solely by Accredited Investors as described herein (please check either (a), (b) or (c) above with respect to Accredited Investors making investment decisions for self-directed plans).

        (e)     The SELLING MEMBER is a executive officer of BFL; or

        (f) The SELLING MEMBER has the ability to evaluate the risks and merits of the investment and thus is able to protect his, her or its interests as a result of:

                (i)     his, her or its business or financial experience;

                (ii) the business or financial experience of his, her or its professional advisors who are unaffiliated with and who are not compensated by BFL either directly or indirectly; and/or

                (iii) his, her or its pre-existing business relationship with BFL or its officers or controlling persons.

        3.09 Legends. The SELLING MEMBERS acknowledge that each certificate or other document evidencing the Warrants, and the shares of Enhanced Stock issued upon the exercise of one or more Warrants (unless registered in accordance with the provisions of the Warrants), shall be endorsed with the legends set forth below:

        (a) "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM REGISTRATION. ENHANCED MAY REFUSE TO AUTHORIZE ANY TRANSFER OF THE SHARES IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNTIL IT HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

        (b) If required by the authorities of any State in connection with the issuance or sale of the Warrants or the Enhanced Stock issuable upon the exercise thereof, the legend required by such State authority.

        3.10 BFL Operating Agreement; Waivers; Manager; Distribution. A true and complete executed copy of the BFL Operating Agreement, as amended to date, is attached hereto as Exhibit 3.10. There have been no amendments or modifications to the Operating Agreement other than as supplied to ENHANCED and there are no understandings with respect to the matters therein which are not fully reflected in the BFL Operating Agreement. By executing this Agreement, each SELLING MEMBER
(i) waives any and all rights of first refusal or other purchase rights such SELLING MEMBER may have under Article IX of the BFL Operating Agreement; (ii) agrees after the Final Closing and so long as no Event of Default shall have occurred and be continuing under the Purchase Note, to the appointment of ENHANCED as the sole Manager of BFL and to execute such documents as may be required to effectuate such appointments; (iii) agrees that effective from November 25, 1998 that the SELLING MEMBER shall have no right to receive any distributions from BFL, notwithstanding the provisions of Section 6.1 of the BFL Operating Agreement; and (iv) agrees that any distributions received by such SELLING MEMBER on or after November 25, 1998 (other than the pro rata portion of the Purchase Consideration) shall be held in trust and paid promptly over to ENHANCED and (v) agrees to a merger of BFL upon completion of the Final Closing with an entity wholly owned by ENHANCED so that BFL thereby becomes wholly owned directly or indirectly by ENHANCED. Furthermore, by executing this Agreement, GCP, in its capacity as Manager under the BFL Operating Agreement, consents to the transfer by the SELLING MEMBERS (including GCP, in its capacity as a Member) of their BFL Interests to BFLAC.

        3.11 Designation of Escrow Agent and Agent; Indemnification by SELLING MEMBERS and Gunn. By executing this Agreement, each SELLING MEMBER irrevocably:
(i) agrees to the appointment of the law firm of Haythe & Curley as Escrow Agent; (ii) agrees to the designation of Gunn as agent of the SELLING MEMBERS as contemplated hereby; (iii) consents to the payment by ENHANCED and the Escrow Agent to Gunn, as agent, of the Purchase Consideration, the cash portions of which shall be promptly disbursed to the SELLING MEMBERS net of expenses or reserves to be paid or funded by or on behalf of the SELLING MEMBERS; and (iv) hereby assigns to BFLAC the certificates for the BFL Interests of such SELLING MEMBER to BFLAC. In addition, each SELLING MEMBER, by the execution and delivery of this Agreement, acknowledges that delivery to Gunn, as agent for such SELLING MEMBERS ("Deliveries"), by ENHANCED or BFLAC, as the case may be, of any portions of the Purchase Consideration, or any other items to be delivered pursuant to the Transaction Documents, shall constitute delivery to each of the SELLING MEMBERS and that upon such delivery no such SELLING MEMBER shall have any further rights or recourse against ENHANCED or BFLAC, or any of their agents or representatives with respect to any failure to make such Deliveries, including any acts or omissions by Gunn to make the Deliveries to the SELLING MEMBERS. In furtherance thereof, Gunn and each of the SELLING MEMBERS, as to itself, hereby agrees to (i) indemnify and hold harmless ENHANCED, BFLAC and their respective officers, directors, employees, agents, counsel and other representatives ("Indemnified Parties") from and against any and all claims, demands, losses, judgments and liabilities

(including liabilities for penalties) of whatsoever kind or nature with respect to a failure to make such Deliveries to any such SELLING MEMBERS, and (ii) reimburse the Indemnified Parties for all reasonable costs and expenses, including reasonable attorney's fees, in each case arising out of or resulting from any claims asserted by a SELLING MEMBER with respect thereto so long as such Deliveries have been made to Agent in accordance herewith.

        3.12 Disclosure. No representation or warranty by the SELLING MEMBERS in this Agreement, nor any statement, record, schedule or certificate furnished or to be furnished to ENHANCED or BFLAC pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make statements contained herein or therein not misleading.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BFL

        As an inducement to ENHANCED to enter into this Agreement, BFL, in addition to the representations and warranties by the SELLING MEMBERS in Article III hereof, hereby represents and warrants, as of the date of this Agreement unless otherwise noted, to ENHANCED as follows:

        4.01 Capital Structure.

        (a) The authorized capital of BFL consists of seven million, one hundred and fifty-one thousand, eight hundred and sixty-three (7,151,863) BFL Interests, all of which are of one (1) class of which six million, one hundred and five thousand eight hundred and sixty-three (6,105,863) BFL Interests are issued and outstanding, and one million, forty-six thousand (1,046,000) BFL Interests are reserved for issuance upon the exercise of outstanding options, Warrants or other arrangements, no BFL Interests are held in treasury. Exhibit 2.01 correctly sets forth the details of the outstanding equity interests of BFL and the owners thereof. The BFL Interest entitles each holder to one vote for each BFL Interest held. Except as set out on Exhibit 2.01, as of the date of this Agreement, there are no outstanding options, warrants or other rights, subscriptions, options, calls, rights, warrants, convertible securities, unsatisfied preemptive rights or other agreements or commitments of any character obligating BFL to issue (or reserve for issuance) or to transfer or sell any BFL Interests. BFL acknowledges that it is obligated to deliver ninety percent (90%) of the BFL Interests at the First Closing and one hundred percent (100%) of the BFL Interests at the Final Closing and that an adjustment will be made to the Purchase Consideration for all BFL Interests not delivered by the SELLING MEMBERS, such adjustment to be pro rata as set forth in Section 2.03(m).

        (b) BFL agrees that prior to the Final Closing it will not directly or indirectly solicit or seek offers to purchase any of the BFL Interests or substantially all of its assets, or conduct any discussions or due diligence reviews whatsoever with any other party in anticipation of, or with a view to the receipt in the future of, such offers. BFL further agrees that prior to the Final Closing it will comply in all respects with the covenants in Article VI.

        4.02 Officers. BFL is a Manager managed limited liability company, and GCP is the current Manager of BFL. GCP shall resign as Manager as of the date of the Final Closing. The current officers of BFL are set forth on Exhibit 4.02, and each of them is currently holding office in accordance with the provisions of the BFL Operating Agreement and, as applicable, the Employment Contracts specified in Exhibit 4.13.

        4.03 Financial Statements. BFL has not prepared financial statements since the date it was formed. BFL and the SELLING MEMBERS hereby consent to having ENHANCED undertake, as promptly as feasible, to have audited financial statements of BFL prepared for the years ended December 31, 1997 and 1998, at the expense of ENHANCED.

        4.04 Absence of Certain Changes. Since September 24, 1998, except as set forth on Exhibit 4.04, BFL has not:

        (a) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any material mortgage, pledge, lien, security interest, encumbrance, restriction or change of any kind, except for liens for current taxes not yet due and which are reflected in the Financial Statements;

        (b) Canceled any material debts or waived any material claims or rights;

        (c) Sold, transferred or otherwise disposed of a material portion of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

        (d) Issued any BFL Interests or other capital or declared, paid or set aside for payment any dividend or other distribution in respect to any BFL Interests or capital or redeemed, purchased or otherwise acquired, directly or indirectly, any BFL Interests or other securities of BFL, except as set forth on
Exhibit 4.01;

        (e) Made any change in any method of accounting or accounting practice;

        (f) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any affiliate of any of its officers or directors; or

        (g) Agreed, whether in writing or otherwise, to take any action described in this Section 4.04.

        4.05 Accounts Receivable; Accounts Payable; Loans and Other Liabilities. To the best of BFL's knowledge, Exhibit 4.05 sets forth with aging thereof, as of October 15, 1998, the accounts receivable, accounts payable and loans, whether secured or unsecured, of BFL, as well as all other liabilities of BFL or for which BFL is responsible for payment.

        4.06 No Litigation. Except as set out in Exhibit 4.06, there is no litigation or proceeding pending or, to the best of the knowledge of BFL or its officers, threatened against BFL or any of its assets or properties. To the extent that after the date hereof BFL shall become aware that such claims or litigation shall be initiated or threatened with respect to this transaction or any actions of BFL, it shall promptly advise ENHANCED and BFLAC thereof.

        4.07 Cash Flow Projections. Exhibit 4.07 sets forth a summarized proforma cash flow projection, and assumptions, for BFL for the two (2) year period commencing as of November 1, 1998.

        4.08 Intangible Assets. Exhibit 4.08 sets forth an accurate and complete list of all patents, copyrights, trademarks, trade names, trademark registrations, service names, service marks, domain names, licenses, formulas and applications therefor owned by BFL or its subsidiaries or used or required by BFL in the operation of its business, title to each of which is, except as set forth in Exhibit 4.08, held by BFL free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. Except as set forth in Exhibit 4.08, BFL owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, service marks, domain names, trade secrets or other intangible property rights and know-how necessary to entitle BFL to conduct its business as presently being conducted. There is no infringement action, lawsuit, claim, or complaint or any written notice to BFL which asserts that BFL's operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks, domain names or copyrights of any other person, and BFL is not in any way making use of any confidential information or trade secrets of any person, except with the consent of such person. Except as set forth in Exhibit 4.08, BFL has taken reasonable steps to protect its proprietary information and is the lawful owner of the proprietary information free and clear of any claim of any third party. BFL's proprietary rights are adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. BFL will provide to ENHANCED upon ENHANCED's request a copy of all filings, registrations and other documents relating to any of the foregoing franchises, patents, copyrights, trademarks, trade names, trademark registrations, service names, service marks, domain names, licenses, formulas and applications.

        4.09 Material Contracts; Clients. Exhibit 4.09 sets forth all contracts of BFL, in effect on the date hereof, which require annual payments, in cash or in kind, with a value of more than Fifty Thousand Dollars ($50,000), and the status of the same at the date hereof, together with a list of all clients, web sites and advertisers as of the date of this Agreement.

        4.10 Employment Benefit Plans. Exhibit 4.10 sets forth a description of the BFL plans subject to the provisions of ERISA. Except as set forth on Exhibit 4.10, BFL has not incurred any liability to the Pension Benefit Guaranty Corporation or a plan under Title IV of ERISA and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any plan.

        4.11 Tax Returns. Except as set forth on Exhibit 4.11, BFL has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from BFL have been fully paid. BFL has established on its books reserves adequate for the payment of all federal, state and other tax liabilities applicable to its operation and its status as a limited liability company.

        4.12 Properties. BFL has good and marketable title to, or in the case of leased property has valid leasehold interests in, all real and personal property and assets (whether tangible or intangible) reflected on Exhibit 4.12, except for property and assets sold in the ordinary course of business since September 24, 1998. Except as set forth in Exhibit 4.12, none of such properties or assets (whether real or personal) is subject to any liens.

        4.13 Employment Agreements. Exhibit 4.13 hereto contains a list of the existing employment agreements and other agreements with employees to which BFL is obligated as of the date hereof. Copies of all such agreements (collectively the "Employment Agreements") have been delivered to ENHANCED. There have been no amendments or modifications to the Employment Agreements other than as supplied to ENHANCED and there are no obligations with respect to the matters therein which are not fully reflected in the Employment Agreements.

        4.14 BFL Operating Agreement; Waivers. A true and complete executed copy of the BFL Operating Agreement, as amended to date, is attached hereto as
Exhibit 3.10. There have been no amendments or modifications to the BFL Operating Agreement other than as supplied to ENHANCED, and there are no understandings with respect to the matters therein which are not fully reflected in the BFL Operating Agreement. By executing this Agreement, BFL waives any and all rights of first refusal or other purchase rights it may have under Article IX of the BFL Operating Agreement.

        4.15 Disclosure. No representation or warranty by BFL in this Agreement, nor any statement, record, schedule or certificate furnished or to be furnished to ENHANCED pursuant hereto or in connection herewith contains or will contain, when made, any untrue statement of a material fact, or omits or will omit, when made, to state a material fact necessary to make statements contained herein or therein not misleading.


                                    ARTICLE V
         REPRESENTATIONS, WARRANTIES AND COVENANTS OF ENHANCED AND BFLAC

        ENHANCED and BFLAC each represents, warrants and covenants to the SELLING MEMBERS as follows:

        5.01 Organization . ENHANCED is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business in the manner now being conducted in Colorado and in any other jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except such jurisdictions in which its failure to be so qualified or licensed will have no material adverse effect on its business or properties. BFLAC is a corporation duly organized on November 24, 1998, is validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business in the manner now being conducted in Delaware and in any other jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except such jurisdictions in which its failure to be so qualified or licensed will have no material adverse effect on its business or properties.

        5.02 Corporate Power and Authority. ENHANCED and BFLAC each have the full corporate power and authority, as applicable, to execute and deliver this Agreement and the Transaction Documents, issue the Purchase Notes and Warrants and to perform their other respective obligations under this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by ENHANCED and BFLAC have been authorized by all necessary corporate actions required by law, by the ENHANCED Articles of Incorporation and Bylaws (collectively the "ENHANCED Constituent Documents" ) and by the BFLAC Articles of Incorporation and Bylaws (collectively the "BFLAC Constituent Documents") or otherwise required to be taken to authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents are valid and binding agreements, and this Agreement and the other Transaction Documents of ENHANCED and BFLAC are enforceable in accordance with their terms, except to the extent such enforceability may be subject to limitations of public policy under federal and state securities laws.

        5.03 No Conflict. Neither the execution and delivery of this Agreement nor the consummation by ENHANCED or BFLAC of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the ENHANCED or BFLAC Constituent Documents; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit or agreement or other instrument or obligation to which ENHANCED or BFLAC is a party or by which ENHANCED or BFLAC is bound or to which any of their respective assets are subject; (c) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule applicable to ENHANCED or BFLAC; or (d) result in or require the creation of any material lien with respect to any assets of ENHANCED or BFLAC.

        5.04 Capital Structure. The authorized capital stock of BFLAC consists of 1,000,000 shares of which seven hundred thousand (700,000) are shares of common stock, par value $.001 per share ("BFLAC Stock") and three hundred thousand (300,000) of which are preferred shares, to be issued on such terms and in such series as may be designated by the Board of Directors of BFLAC. Currently there are one thousand (1,000) shares of BFLAC outstanding, all of which are held by ENHANCED. The authorized capital stock of ENHANCED currently consists of twenty million (20,000,000) shares of capital stock of which fifteen million (15,000,000) are shares of common stock, par value $.001 per share ("Enhanced Stock") and five million (5,000,000) are preferred shares to be issued on such terms and in such series as may be designated by the Board of Directors of ENHANCED. As of November 12, 1998, the currently outstanding capital of ENHANCED was:

        (a) Common Stock. Four million, four hundred and six thousand one hundred and eighteen (4,406,118) shares are issued and outstanding and two million, six hundred and sixty-eight thousand, seven hundred and ninety (2,668,790) shares were reserved for issuance on exercise of outstanding options and warrants as of November 12, 1998;

        (b) 8.6% Preferred. 8.6% Cumulative Preferred Stock ("8.6% Preferred") of which fifteen thousand (15,000) shares are authorized and four thousand (4,000) shares are outstanding on the date hereof and are in the process of being converted to eight hundred thousand (800,000) shares of Enhanced Stock.

        (c) 1998 Preferred. The 1998 Preferred Stock consisting of 1,000,000 shares, par value Three Dollars ($3.00), issued to Netvest Capital Partners LP, a Delaware limited partnership, in transactions implemented on March 6, 1998, which shares are convertible into five million, five hundred and forty-three thousand, six hundred (5,543,600) shares of Enhanced Stock solely at the option of ENHANCED after receipt of stockholder approval at the ENHANCED Annual Meeting of Stockholders convened in accordance with the NASDAQ Rules and the requirements of the Securities & Exchange Commission (the "SEC");

        (d) 1998(B) Preferred. The 1998(B) Preferred Stock consisting of five hundred and twenty thousand (520,000) shares issued to ZULU-tek, Inc. in connection with the transactions implemented on September 9, 1998 and which shares shall be converted into five hundred and twenty thousand (520,000) of Enhanced Stock, subject to adjustment in the event of any stock splits, stock dividend, reclassifications or other capital transactions, as applicable, after receipt of stockholder approval at the ENHANCED Annual Meeting of Stockholders and there is an effective SEC registration statement allowing for the distribution of the ENHANCED Stock to the stockholders of ZULU-tek;

        (e) 1998(C) Preferred. The 1998(C) Preferred Stock consisting of fifteen thousand (15,000) shares, stated value One Thousand Dollars ($1,000) per share, which shall be exchanged on a share for share basis for the outstanding ZULU-tek Series C Preferred Stock held by Softbank Holdings, Inc., OzEmail,Limited, and certain individuals in connection with the liquidation of ZULU-tek, subject to adjustment in the event of any stock splits, stock dividend, reclassifications or other capital transactions, as applicable, and subject to such terms and conditions as shall be negotiated with the holders and reflected in the proxy materials for the ENHANCED Annual Meeting of Stockholders; and

        (f) Investor Preferred. The Investor Preferred Stock ("Investor Preferred") consisting of up to one hundred thousand (100,000) shares, stated value Fifty Dollars ($50) per share, to be issued on or prior to December 31, 1998 and to be convertible into Enhanced Stock on the basis of one hundred (100) shares of Enhanced Stock for each share of Investor Preferred, subject to adjustment in the event of any stock splits, stock dividend, reclassifications or other capital transactions, as applicable. To the extent required by the NASDAQ Rules, the Investor Preferred will be convertible only after receipt of stockholder approval at the ENHANCED Annual Meeting of Stockholders (including approval of an increase in the number of authorized shares). If requested by the holders, ENHANCED will file a registration statement with the SEC covering the resale of the Enhanced Stock to be issued upon the conversion of the Investor Preferred.

        (g) Equity Commitments. The Enhanced Stock entitles each holder to one
(1) vote for each share held. In addition to the outstanding capital stock, as of November 12, 1998, ENHANCED had commitments to issue two million, seventy-one thousand, two hundred and fifty-one (2,071,251) options and warrants, all of which are convertible, if exercised, into common stock on a one-for-one basis. Except for options, warrants and restricted securities which may be issued in connection with consulting or employment arrangements (including George P. Russell's Employment Agreement with BFL dated December 1, 1998) whether or not covered under the Amended and Restated Incentive Stock Plan of ENHANCED, or in financing or other corporate transactions which are currently in various stages of negotiation and may not be implemented, as of the date hereof, there are no other outstanding options, warrants or other rights, subscriptions, options, calls, rights, warrants, convertible securities, unsatisfied preemptive rights or other agreements or commitments of any character obligating ENHANCED to issue (or reserve for issuance) or to transfer or sell any shares of its capital stock of any class. No other classes of preferred shares have been designated or issued and, except upon any exercise of outstanding options and warrants, no additional shares of the capital stock of ENHANCED will be issued or reserved for issuance at or prior to the Closing.

        5.05 Private Placement. BFLAC acknowledges that BFL Interests to be acquired hereunder have not been registered under the 1933 Act or registered or qualified under any state securities laws on the grounds that such BFL Interests are being issued in a transaction exempt from the registration requirements of the 1933 Act and the registration or qualification requirements of applicable state securities laws, and that the BFL Interests must be held indefinitely unless such BFL Interests are subsequently registered under the 1933 Act and qualified or registered under applicable state securities laws or an exemption from registration and qualification is available, and that, except as otherwise provided in this Agreement, the BFL Interests cannot be transferred.


        5.06 Investment Representation. BFLAC is acquiring the BFL Interests as principal for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same.

        5.07 Receipt of Information. BFLAC and its representatives have received and reviewed this Agreement, all Exhibits hereto and all other documents and materials which BFL has provided to it in connection with the transactions contemplated by this Agreement. BFLAC and its respective representatives have had an opportunity to review all documents and other materials requested of BFL and have been given an opportunity to ask such questions of BFL concerning the BFL Interests to be acquired hereunder, and the business, operations, financial condition, assets and liabilities of BFL and such other relevant matters as they have deemed necessary or desirable and have been given all such information as they have requested, in order to make an independent evaluation of the merits and risks of the investment in the BFL Interests contemplated herein.

        5.08 Sophisticated Investor. BFLAC has the capacity to protect its own interests in connection with this transaction.

        5.09 Securities and Exchange Commission Filings. ENHANCED has filed all reports on Forms 10-KSB and 10-QSB through the quarter ending August 31, 1998, the end of its third fiscal quarter for the current fiscal year ending November 30, 1998. The Board of Directors intends to change the fiscal year end to December 31, commencing in the current year. In addition, during 1998 ENHANCED has filed reports on Form 8-K, all of which are available in electronic format. Such filings are correct and complete in all material respects and provide current information with respect to ENHANCED, except that as of the date hereof ENHANCED has not yet filed a Report on Form 8-K with respect to the decision by NASDAQ to delist its securities.

        5.10 George P. Russell. BFLAC and ENHANCED agree that George P. Russell shall be designated as the Chief Executive Officer of BFL at the First Closing, in accordance with his Employment Agreement.

        5.11 No Further Representations and Warranties. BFL and the SELLING MEMBERS each acknowledge that no other representations or warranties have been made to or relied upon by them by ENHANCED or BFLAC, except as set out in this Agreement.

        5.12 Disclosure. No representation or warranty by ENHANCED or BFLAC in this Agreement, nor any statement, record, schedule or certificate furnished or to be furnished to ENHANCED or BFLAC pursuant hereto or in connection herewith contains or will contain, when made, any untrue statement of a material fact, or omits or will omit, when made, to state a material fact necessary to make statements contained herein or therein not misleading.

                                   ARTICLE VI
                          COVENANTS OF BFL AND ENHANCED

        6.01 Management of BFL Until the Final Closing. Until the Final Closing, GCP shall continue as the Manager of BFL. During that period, BFL shall continue to operate in the ordinary course in the same manner as operated through the date hereof, except as follows:

        (a) Budget. BFL and ENHANCED shall prepare monthly budgets for operations which shall allocate *

*.

        (b) Management Meetings. Management meetings (arranged at the convenience of the parties by person or by telephonic conference) shall take place on a weekly basis, *, shall participate.

        (c) Excess Amounts. Any expenditures of BFL which are not reflected in the monthly budget or approved at the weekly meetings, which are not in the ordinary course of business consistent with prior practice, and which require a cash payment or commitment of more than *.

        (d) ENHANCED Payments * shall be used, as needed, to cover monthly budget requirements of BFL, after taking into account all cash flow amounts received by BFL and, *.

        (e) BFL Revenues. Effective * shall be applied and used as set forth in this Section 6.01, and there shall be no Distributions whatsoever to any Members or payments to any third parties (except as reflected in the budget or approved at the weekly meetings as provided in Section 6.01(c)) without the prior approval of *.

        (f) Commitments. Except as reflected in the budget or approved at the weekly meetings, *.

        (g) Reports. Each of the persons designated to participate in the weekly budget meetings, and Robert C. Smith and any other designee of ENHANCED shall be entitled to receive full and complete access to all financial information and data with respect to BFL and its operations.

        6.02 Management of BFL After the Final Closing. Effective at the Final Closing, ENHANCED and, at ENHANCED's option, BFLAC or its designee shall become the Manager of BFL and shall be entitled to operate and oversee the business and affairs of BFL in such manner as it may elect, *:

        (a) ENHANCED shall be subject to each of its obligations under the Purchase Notes;

        (b) BFL shall be operated and retained as a separate legal entity and profit center with separate financial reporting, on an internal basis, but such limitation shall not preclude ENHANCED from reorganizing the legal form of BFL, from reporting operating results on a consolidated basis with ENHANCED or any subsidiary of ENHANCED, from expanding the business focus and operations undertaken through BFL or from utilizing the BFL technology, operating systems or operating assets so long as appropriate internal charges and credits are reported through BFL from the use thereof ("Inter-company Amounts") and so long as the Inter-company Amounts are not used to increase or decrease the net BFL Reserves as defined below;

        (c) ENHANCED shall contribute to BFL for use in funding BFL advertising or other operations, a minimum equity infusion in cash of at least * aggregated contributions (and with no charge to BFL for any return thereon) except as follows:

                (i)     *

                (ii)    *

                (iii)   *

                        *

                (iv)    *

        (d) ENHANCED may provide to BFL, and *, on-line advertising and other services, on the same basis as provided to a third party, and in any event BFL agrees that at least * of the on-line advertising budget *, all of which amounts shall be reflected in the BFL operations on the same basis as third party charges *; and

        (e) ENHANCED shall not establish or cause any subsidiaries of BFL to be established unless such entities also are in the business of the sale and distribution of products through internet commerce and are or can be included in the "shopping cart" concept being developed through BFL.

        6.03 Listing of Enhanced Stock. The parties acknowledge that, as of the date hereof, Enhanced Stock has been subjected to a delisting from the SmallCap Market of the NASDAQ Stock Market. ENHANCED has undertaken to appeal the decision and to otherwise effectuate the listing of the Enhanced Stock. *.

                                   ARTICLE VII
                           BROKERAGE AND SIMILAR FEES

        7.01 Fee Agreements. The parties acknowledge that ENHANCED has entered into an agreement with McKinley for McKinley to represent the concerns of BFL and the SELLING MEMBERS in this transaction, which agreement requires the payment of certain fees and commissions with respect to the transactions contemplated hereby. ENHANCED shall be solely responsible for funding all amounts due to McKinley. The SELLING MEMBERS shall be responsible for payment of all compensation due to *. Except for the obligations to McKinley and *, BFL and, to the best of BFL's knowledge, the SELLING MEMBERS have not entered into any other agreements with, or retained or otherwise authorized, any investment banker, individual, broker, finder, consultant or other intermediary to act for or on their behalf in a manner which would entitle such person to any payment of any broker's or finder's fees or other payments or commissions in connection with any transactions contemplated hereby. BFL and the SELLING MEMBERS agree to indemnify and hold ENHANCED and its officers, directors, employees and agents harmless against any such commissions, fees or other compensation claimed by any party other than McKinley based on an agreement of such party with BFL or the SELLING MEMBERS or any of them.

        7.02 No Other Fee Agreements. ENHANCED hereby represents and warrants that, except as provided in Section 7.01 above, it has not entered into any other agreements with or retained or otherwise authorized, any investment banker, individual, broker, finder, consultant or other intermediary to act for or on its behalf in a manner which would entitle such person to any payment of any broker's or finder's fees or other payments or commissions in connection any transactions contemplated hereby. ENHANCED agrees to indemnify and hold BFL and the SELLING MEMBERS and BFL's officers, directors, employees and agents harmless against any such commissions, fees or other compensation found to be due on account of any such agreements.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

        8.01 Confidentiality. From the date hereof and continuing until November 1, 2003, each party will hold in confidence all information obtained or delivered by a party hereto and their representatives and designated in writing by the person providing the same as "Confidential Information", subject to the disclosure or use of such information as may be required in order for the parties to perform their respective due diligence and other obligations hereunder. This obligation of confidentiality shall not extend to any information which is shown to have previously been (i) known to the party receiving it, (ii) is generally known to others engaged in the trade or business of the party receiving it, (iii) is part of public knowledge or literature, or
(iv) was lawfully received from a third party or shall be required to be disclosed pursuant to applicable law or the rules of a stock exchange (including NASDAQ) on which such party's securities may be listed. Without limiting the generality of the foregoing, it is understood and agreed that certain information disclosed by either ENHANCED, BFLAC or BFL to the other or their respective representatives may constitute "material inside information" that has not previously been disclosed to the public generally. The parties acknowledge their understanding of the restrictions on the use of such information imposed by Federal and State securities laws, and agree to comply and cause their representatives to comply with such restrictions. In no event shall the Confidential Information received by either party be used for its own commercial or financial advantage. Each party shall take all steps necessary to insure compliance with the requirements of this Section 8.01 by all persons having access to the Confidential Information, including any person retained to provide advice relating to the transactions contemplated hereby.

Should the transactions not be consummated, all copies of Confidential Information, in whatever form, shall be returned to the originator by each party and its representatives.

        8.02 Remedies. The parties hereto acknowledge and agree that the breach of this Article VIII will result in serious and irreparable damage and that it would be extremely burdensome and difficult, if not impossible, to determine the scope and extent of damages suffered by reason of a breach of this Article VIII. Accordingly, the parties hereto agree that all remedies at law or in equity shall be available to enforce the terms of this Article VIII and to recover damages of whatever kind and amount permitted by law for breach hereof. Notwithstanding anything to the contrary contained herein, no party hereto shall be deemed to have violated or breached this Article VIII if such party provides a copy of, or discloses information contained in, this Agreement in connection with obtaining any waiver, consent, or approval, or undertaking registration or filing required or contemplated by this Agreement.


                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

        9.01 Amendment and Waiver. This Agreement shall not be altered or amended except by a written instrument executed by the parties hereto. Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

        9.02 Severability. In the event that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

        9.03 Expenses. Except as otherwise provided herein, the parties hereto shall be responsible for their own fees and expenses incurred in connection with this Agreement. BFLAC shall pay the fees and expenses of counsel to BFL.

        9.04 Press Releases. All press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require the prior approval of BFL and ENHANCED, unless counsel has advised either party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to secure the prior approval of the other party. Except as required by law or the applicable securities regulations, the parties will use their best efforts to maintain as confidential the Purchase Consideration and other economic terms of the transaction and to seek confidential treatment with respect to filings of this Agreement and any Exhibits hereto.

        9.05 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the parties as follows:

        If to ENHANCED:      Enhanced Services Company, Inc.
                             3415 South Sepulveda Avenue, Suite 500
                             Los Angeles, CA 90034
                             Attention: President

        with a copy to:      Brand Farrar & Buxbaum LLP
                             515 South Flower Street, Suite 3500
                             Los Angeles, California  90071
                             Attention:  Margaret G. Graf, Esq.

        If to BFLAC:         BFL Acquisition Co., Inc.
                             3415 South Sepulveda Avenue, Suite 500
                             Los Angeles, CA 90034
                             Attention: President

        with a copy to:      Brand Farrar & Buxbaum LLP
                             515 South Flower Street, Suite 3500
                             Los Angeles, California  90071
                             Attention:  Margaret G. Graf, Esq.

        If to BFL:           Brands For Less, L.L.C.
                             40 North Main Street
                             South Norwalk, CT 06854
                             Attention: George P. Russell

        with a copy to:      Haythe & Curley
                             237 Park Avenue
                             New York, NY 10071-3142
                             Attention: John J. Butler, Esq.

        If to the SELLING
        MEMBERS:             Philip D. Gunn
                             c/o Growth Capital Partners Inc.
                             520 Madison Avenue
                             New York, NY  10022


        If to the Escrow
        Agent:               Haythe & Curley
                             237 Park Avenue
                             New York, NY 10071-3142
                             Attention: John J. Butler, Esq.

or to such other address as any party shall have specified by notice in writing to the others in accordance with the terms of this Section 9.05. All notices shall be effective upon delivery. Rejection or other refusal to accept delivery of notice or the inability to deliver because of change of address as to which no notice was given hereunder shall be deemed to be receipt of the notice sent.

        9.06 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

        9.07 Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties.

        9.08 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

        9.09 Section and Other Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        9.10 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one (1) and the same instrument. The parties hereto further agree that a facsimile signature may be relied upon and treated with the same force and effect as an original signature. This Agreement shall become effective, as of the effective date first written above, when each party hereto shall have received a counterpart hereof signed by each other party hereto.

        9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of laws doctrines.

        9.12 Further Assurances. Each of the parties hereto agrees that it will, whenever and as often as it shall be reasonably requested so to do by another party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments as may be necessary or expedient in order to consummate the transactions provided for in this Agreement, and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

        9.13 Survival of Representations and Warranties. Except as otherwise specifically provided herein or in the other Transaction Documents, the respective representations and warranties of the parties hereto shall expire at the Final Closing and shall thereafter terminate and be of no further force or effect except as they relate to written claims made by a party hereto to any other party hereto prior to such expiration.

        9.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular or plural, except where the context of the Agreement clearly indicates otherwise.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


BFL ACQUISITION CO., INC.

By: /s/ JUSTIN WALKER
   -------------------------------
Name:  Justin Walker
Title: President

ENHANCED SERVICES COMPANY, INC.

By: /s/ JUSTIN WALKER
   -------------------------------
Name:  Justin Walker
Title: General Counsel and Vice President


BRANDS FOR LESS, L.L.C.
By:    Growth Capital Partners, Inc.
Its:   Manager
By: /s/ PHILIP D. GUNN
   -------------------------------
       Philip D. Gunn
Its:
    ------------------------------

/s/ PHILIP D. GUNN
----------------------------------
Philip D. Gunn,
Agent for the SELLING MEMBERS


SOLELY WITH RESPECT TO SECTIONS 3.10, 3.11, 4.02 AND 7.01
GROWTH CAPITAL PARTNERS, INC. (IN ITS CAPACITY AS MANAGER OF BFL)

By: /s/ PHILIP D. GUNN
   -------------------------------
Name:  Philip D. Gunn
Its: